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                                                                     EXHIBIT 5.2
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                               WINSTON & STRAWN
                             35 West Wacker Drive
                           Chicago, Illinois  60601




                                August 11, 2000



Smurfit-Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois 60601

Smurfit-Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois  60601

Ladies and Gentlemen:

          We have acted as special counsel to Smurfit-Stone Container Corporation, a Delaware corporation ("Smurfit-Stone"), Stone Container Corporation, a Delaware corporation ("Stone Container"), and SCC Merger Co., a Delaware corporation and wholly-owned subsidiary of Smurfit-Stone ("Merger Sub"), in connection with (i) the Merger (as defined and described in the Agreement and Plan of Merger, dated as of August 8, 2000 (the "Merger Agreement"), by and among Smurfit-Stone, Stone Container and Merger Sub, and
(ii) the preparation and filing of the Registration Statement on Form S-4 of Smurfit-Stone with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") on August 11, 2000, which includes the Proxy Statement of Stone Container and the Prospectus of Smurfit-Stone (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

          In connection with this opinion letter, we have examined the Merger Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. For purposes of this opinion letter, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement and (ii) that the Merger has been or will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

          Subject to the foregoing and the fact that the discussion in the Proxy Statement/Prospectus under the heading "THE MERGER--Material Federal Income Tax Consequences" (the "Discussion") is a summary and does not purport to discuss all possible United States federal income tax consequences of the Merger and of holding the Series A
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Preferred Stock, we are of the opinion that the Discussion states the material
United States federal income tax consequences of the Merger to holders of Stone Container Series E Preferred Stock who surrender such stock in exchange for Smurfit-Stone Series A Preferred Stock pursuant to the Merger Agreement. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion letter is delivered in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. The opinion set forth herein is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue or incorrect.

          This opinion letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm name under the headings "THE MERGER--Material Federal Income Tax Consequences" and "LEGAL MATTERS." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,


                              /S/ WINSTON & STRAWN












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